Exhibit 99.1

Aerpio Pharmaceuticals Announces Appointment of Stephen Hoffman, M.D.,

Ph.D. as Chief Executive Officer and to the Board of Directors and the

Transition of Joseph H. Gardner, Ph.D. to President and Founder

CINCINNATI—(BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (OTCQB: ARPO), a biopharmaceutical company focused on advancing first-in-class treatments for diabetic retinopathy and other ocular diseases, announced today that Stephen Hoffman, M.D., Ph.D. has been appointed Chief Executive Officer effective as of December 1, 2017 and is expected to be appointed to its board of directors as a Class I director in connection with the commencement of his employment with Aerpio. Dr. Hoffman succeeds Dr. Joseph H. Gardner, who will continue to serve as President and Founder of Aerpio.

“The Board is pleased to have recruited an individual with an ideal industry background as well as public company experience to assume leadership of Aerpio. Dr. Hoffman is well-positioned to lead Aerpio successfully into the future,” said Muneer Satter, Aerpio’s Chairman of the Board.

Dr. Hoffman joins Aerpio Pharmaceuticals from PDL BioPharma, an investment firm that manages a portfolio of investments in companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries, where he served as a Senior Advisor since February 2014. Prior to that he served as a Managing Director at Skyline Ventures, a venture capital firm, from 2007 to 2014 and was general partner at TVM Capital from 2003 to 2007. Prior to TVM, he served as President, Chief Executive Officer and a Director of Allos Therapeutics from 1994 to 2002, where he remained as Chairman until its acquisition by Spectrum Pharmaceuticals, Inc. in 2012. Dr. Hoffman currently serves on the board of directors of Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), AcelRx Pharmaceuticals, Inc. (NASDAQ: ACRX), Bicycle Therapeutics Ltd., and Palleon Pharmaceuticals, Inc. Dr. Hoffman completed a fellowship in clinical oncology and a residency and fellowship in dermatology from 1990 to 1994, both at the University of Colorado, and holds a Ph.D. in chemistry from Northwestern University and an M.D. from the University of Colorado School of Medicine. He is also board-certified in Dermatology.

“I’m very excited to join Aerpio and work with the existing management team to develop and commercialize products effecting the Tie2 pathway,” said Dr. Hoffman. “We believe the Tie2 pathway represents an important target not only in ophthalmology, but in the pathogenesis of “leaky vasculature” and which produces significant morbidity in patients with diabetes and other medical conditions. By activating Tie2 we believe we could possibly have a major impact in diabetes care, beginning by slowing the progression of diabetic retinopathy to diabetic macular edema and ultimately, blindness.”

“Dr. Hoffman’s entrepreneurial background, business savvy, industry experience and strong relationships within the investment community make him an excellent choice to lead Aerpio going forward,” stated Dr. Gardner. “Dr. Hoffman adds management depth as well as technical strength which will be critical as we progress our drug candidates.”

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB-9778, is a small molecule activator of the Tie2 pathway and is in clinical development for the treatment of non-proliferative diabetic retinopathy. For more information please visit www.aerpio.com.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the future plans and directions for the Company, the appointment of Dr. Hoffman as the Company’s Chief Executive Officer and the expected appointment as a member of its board of directors, the continued role of Dr. Gardner as President and Founder of the Company, and the development of the Company’s product candidates. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-9778 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Investor & Media Contacts:

Aerpio Pharmaceuticals, Inc.

Dhaval Desai

Vice President of Medical Affairs

ddesai@aerpio.com

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media: Justin Jackson

jjackson@burnsmc.com

Investors: Ami Bavishi

abavishi@burnsmc.com